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                                                                      EXHIBIT 12




                PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

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                                                                                        Year Ended December 31,
                                                                       -------------------------------------------------------------
                                                                          1996          1997        1998        1999        2000
                                                                       -----------   ----------  ----------  ----------   ----------
Earnings:
      Earnings before income taxes and net earnings in
        equity affiliates                                                  $ 1,221      $ 1,165     $ 1,264       $ 945        $ 978
      Plus:
          Fixed charges exclusive of capitalized interest                      118          128         135         164          217
          Amortization of capitalized interest                                  13           13          12          10           10
          Adjustments for equity affiliates                                     15           14          16          16           20
                                                                      --------------------------------------------------------------
                      Total                                                $ 1,367      $ 1,320     $ 1,427     $ 1,135      $ 1,225
                                                                      ==============================================================
Fixed Charges:
      Interest expense including amortization of debt
        discount/premium and debt expense                                     $ 96        $ 105       $ 110       $ 133        $ 177
      Rentals - portion representative of interest                              22           23          25          31           40
                                                                      --------------------------------------------------------------
      Fixed charges exclusive of capitalized interest                          118          128         135         164          217
      Capitalized interest                                                      12           10           9          11           16
                                                                      --------------------------------------------------------------
                      Total                                                  $ 130        $ 138       $ 144       $ 175        $ 233
                                                                      ==============================================================
Ratio of earnings to fixed charges                                            10.5          9.6         9.9         6.5          5.3
                                                                      ==============================================================

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